                                                                    EXHIBIT 99.1


                     ROMTECH ANNOUNCES UNAUDITED FISCAL 1998
                       FOURTH QUARTER AND YEAR-END RESULTS

                     - REVENUES INCREASE 112% FOR THE YEAR -

            LANGHORNE, Pa., July 15, 1998 /PRNewswire/ -- RomTech, Inc. (Nasdaq:
ROMT) today announced unaudited results for its fourth quarter and year ended June 30, 1998.
         Revenues for the fourth quarter increased 28% to $1,931,000 from $1,507,000 reported for the 1997 quarter. The net loss for the fourth quarter was $(134,000), or $(0.01) per share, versus a net loss of $(294,000), or $(0.05) per share, for the 1997 fourth quarter.
         Revenues for fiscal 1998 increased to $9,276,000 from $4,383,000 for fiscal 1997, a 112% increase. Net income for the most recent year was $1,135,000, or $0.12 per share, versus a net loss of $(2,210,000), or $(0.35)
per share, for fiscal 1997.
         Gerald Klein, President and Chief Executive Officer of RomTech, said, "We successfully achieved our fiscal 1998 objectives - doubling revenues and achieving profitability by gaining market share with our Galaxy Series product line. According to PC Data, our market share in the value line segment of the consumer software market increased from 1.6% to 3.6% during fiscal 1998, a 125% increase. Today we are focused on selling our complete line of Galaxy Software products worldwide and marketing our related Galaxy Series family friendly product branding strategy. Our focused business strategy is achieving the financial objectives we established and, as of today, we believe that we can increase revenues by 50% in fiscal 1999 and double earnings. Additionally, we believe that our new, proprietary Game Master(TM) products should enable us to achieve significant gains in volume and market share in the value-priced segment of the consumer software market in fiscal 1999. In fiscal 1998 we shipped 2,272,000 units of Galaxy Software products generating $8.4 million in revenues versus 515,000 units shipped in fiscal 1997 totaling $1.8 million in revenues which represents an increase of 341% in units and 367% in revenues. In fiscal 1999 our projections are to ship over 4,000,000 Galaxy Software units. Mr. Klein added that, "Every Galaxy Software unit shipped provides customers easy access to our website, www.romt.com. Our business strategy includes sound tactics for using the internet to effectively leverage this ability to communicate directly with our customers."
         Mr. Klein, said further, "By all financial measures, fiscal 1998 was a very successful year but it was not without its difficulties. During the fiscal fourth quarter, Joseph A. Falsetti, our former Chairman and Chief Executive Officer, left to pursue other interests and a charge of $225,000 was recognized during the fourth quarter related to his separation costs. We are grateful to Joe for his many contributions to RomTech and we wish him well in all his future endeavors." Mr. Klein added that, "During fiscal 1998 we also recognized charges of approximately $255,000 related to the settlement of the FileABC matter, $75,000 related to the termination of prior marketing agreements and $45,000 related to the shutdown of the company's former San Luis Obispo, CA operations. As we begin fiscal 1999 we currently have over $1 million in cash, $2.6 million in equity and we are in a much stronger financial position than last year at this time."



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         RomTech, headquartered in Langhorne, PA develops, publishes, markets and resells a diversified line of personal computer ("PC") software primarily for consumer entertainment and business applications. The Company promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM) and Game Master(TM) brand names (the "Galaxy Series") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Software products to retailers and consumers. The Company targets the market of home and small business personal computer users. The Company's sales are primarily made through a large national distributor that sells to large national retail chain stores and on the internet.
         This press release contains certain forward-looking statements, including without limitation, statements regarding the success of RomTech's Galaxy branding strategy, RomTech's expected revenues and earnings for the 1999 fiscal year, and the success of RomTech's Game Master products. The actual results achieved by RomTech, and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements, are in many ways beyond RomTech's control. RomTech cautions readers that the following important factors, among others, could affect RomTech's actual results and could cause RomTech's actual results for the 1999 fiscal year, the success of the Galaxy branding strategy and the success of the Game Master products to differ materially from those expressed in this press release: the allocation of adequate shelf space for RomTech's products in major chain retail stores; successful sell-through results for RomTech's products at retail stores; the inability to obtain and/or develop content for its products in a cost effective manner; the continued success of the relationship of RomTech with its main distributor; the continued expansion of the computer in homes in North America; the ability to deliver products in response to orders within a commercially acceptable time frame; downward pricing pressure; the timeliness and success of developing and selling products; the acceptance by the market of the Game Master and other Galaxy products; the costs of developing, producing and marketing such products; access to distribution channels; consumers' continuing demand for value-priced software; the renewal of licenses for key software products; competition; and various other factors, many of which are beyond the Company's control.

Contact: Gerald W. Klein of RomTech, 215-750-6606, ext. 118. RomTech, Inc.'s press releases are available through CompanyNews On-Call by fax, 800-758-5804, ext. 127319, or at http://www.prnewswire.com.

RomTech, Inc. Financial Results Table:
--------------------------------------

   Quarter ended:                                                  June 30,
   -------------------                             ------------------------------------------

                                                           Unaudited
                                                             1998                 1997
   ------------------------------------------------------------------------------------------

   Sales                                                 $ 1,931,162           $ 1,506,975

   Net income (loss)                                     $  (134,428)          $    36,705

   Accretion of preferred stock dividend                         -0-              (331,147)
                                                         -----------           -----------
   Net loss attributable to common stock                 $  (134,428)          $  (294,442)
                                                         ===========           ===========

   Weighted average shares outstanding:
         - basic                                           9,371,200             6,416,863
         - diluted                                         9,371,200             6,416,863

   Net loss per share:
         - basic                                              $(0.01)               $(0.05)
         - diluted                                            $(0.01)               $(0.05)


   Year ended:                                                     June 30,
   ---------------                                 ------------------------------------------

                                                           Unaudited
                                                             1998                 1997
   ------------------------------------------------------------------------------------------

   Sales                                                 $ 9,275,889           $ 4,382,693

   Net income (loss)                                     $ 1,252,630           $(1,650,925)

   Accretion of preferred stock dividend                    (117,991)             (559,434)
                                                         -----------           -----------

   Net income (loss) attributable
           to common stock                               $ 1,134,639           $(2,210,359)
                                                         ===========           ===========

   Weighted average shares outstanding:
         - basic                                           8,716,756             6,380,517
         - diluted                                         9,654,606             6,380,517

   Net income (loss) per share:
         - basic                                               $0.13                $(0.35)
         - diluted                                             $0.12                $(0.35)